EXHIBIT 99.1

UNION NATIONAL FINANCIAL CORPORATION

FOR IMMEDIATE RELEASE CONTACT: Mark D. Gainer, Chairman, President, CEO
August 27, 2007 717-653-1441

SHAREHOLDER RIGHTS PLAN ADOPTED

Lancaster, Pennsylvania-The Board of Directors of Union National Financial Corporation (the “Corporation”) adopted a Shareholder Rights Plan. The Plan provides for distribution of rights to purchase shares of the Corporation’s common stock. One right for each outstanding share of the Corporation’s common stock will be distributed on September 15, 2007 to shareholders of record as of September 10, 2007. The rights are not currently exercisable and separate certificates representing the rights will not be issued at this time. The Plan was adopted by the Board of Directors to enhance and protect the value of the shareholders’ investment in the Corporation and to discourage unfair or financially inadequate takeover proposals and other abusive takeover practices.

Union National Community Bank, a wholly-owned subsidiary of Union National Financial Corporation, has been serving its communities for over 150 years. The bank operates eight (8) retail offices in Lancaster County.

This press release may contain forward looking statements as defined by the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Corporation’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Corporation’s filing with the Securities and Exchange Commission.